Exhibit 99.2

News Release

Chris Taylor
+1 408-367-5231
chris_taylor@sonic.com

Sonic Issues Options in Connection with DivX Acquisition

Novato, CA (October 8, 2010) — Sonic Solutions® (NASDAQ: SNIC) announced earlier today that it has completed the acquisition of DivX, Inc., based in San Diego, California. In connection with the acquisition, on October 7, 2010, the Sonic Board of Directors approved the 2010 Inducement Equity Compensation Plan, which provides for the issuance of up to 1,000,000 shares of common stock pursuant to awards granted as a material inducement to an employee to enter into Sonic employment and to promote the success of its business.

On October 7, 2010, the following awards were granted under the 2010 Plan: Mr. David Richter, who is becoming Executive Vice President, Business Development, was granted 25,000 restricted stock units and options to acquire 250,000 shares of Sonic common stock; Mr. Matthew Milne, who is becoming Executive Vice President, Sales and Marketing of DivX, was granted options to acquire 250,000 shares of Sonic common stock; and three other former DivX employees, who are becoming Senior Vice Presidents of Sonic, were each granted options to acquire 50,000 share of Sonic common stock.  These option grants have an exercise price of $11.48 per share, the closing price on October 7, 2010, and will vest over a period of four years.  All pre-existing awards issued by DivX to these employees, including restricted stock units and options, were either cancelled or exercised upon the close of the merger.  The 2010 Plan and awards to be issued thereunder are intended to meet the exception under Nasdaq listing standards for shareholder approval of equity-based incentive awards granted to newly hired employees.  Sonic will periodically announce the options it grants to employees under the 2010 Plan.

About Sonic Solutions
Sonic Solutions® (NASDAQ: SNIC) enables digital media from Hollywood to home. For more than a decade, Sonic product, service, and technology brands including Roxio®, RoxioNow™, DivX®, and MainConcept, have fueled home entertainment, powered rich digital media functionality on a range of platforms for a variety of partners, and inspired unique personal media experiences for hundreds of millions of consumers. Sonic technologies are now combining to deliver a universal platform for Hollywood Studios, retailers, consumer electronics manufacturers, and PC OEMs that provides consumers instant access to premium entertainment from virtually anywhere. Sonic Solutions is headquartered in Marin County, California. Learn more at www.sonic.com.

Forward Looking Statements
This release may contain forward-looking statements that are based upon current expectations, including the expected effects of the merger on the combined operations and financial results of Sonic Solutions and DivX and other matters related to the merger as well as the launch, distribution, and market acceptance of Sonic’s applications, technologies and services.  Actual results could differ materially from those projected in the forward-looking statements as a result of various risks and uncertainties, including those discussed in Sonic Solutions' and DivX’s annual and quarterly reports filed by Sonic Solutions and DivX with the Securities and Exchange Commission (the “SEC”). This press release should be read in conjunction with most recent annual reports on Forms 10-K, Form 10-Q and other reports filed by Sonic Solutions and DivX with the SEC, which contain more detailed discussion of the businesses and risks of Sonic Solutions and DivX including risks and uncertainties that may affect future results.  Neither Sonic Solutions nor DivX undertakes to update any forward-looking statements as of Sonic Solutions and DivX except as required by law.

Sonic, the Sonic logo, Sonic Solutions, Roxio, RoxioNow, DivX and Hollywood to Home, are trademarks or registered trademarks owned by Sonic Solutions in the United States and/or other countries. All other company or product names are trademarks of their respective owners and, in some cases, are used by Sonic Solutions under license.